Exhibit 99.2

Consent of Citigroup Global Markets Inc.

We hereby consent to the inclusion of our opinion, dated May 20, 2011, to the board of directors of Eaton Corporation (“Eaton”) as Appendix F to the Joint Proxy Statement/Prospectus of Eaton and Cooper Industries plc, which is part of Amendment No. 1 to the Registration Statement on Form S-4 of Eaton Corporation Limited filed with the Securities and Exchange Commission on July 31, 2012 (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Eaton’s Financial Advisors,” “The Transaction—Background of the Transaction,” “The Transaction—Recommendation of the Eaton Board of Directors and Eaton’s Reasons for the Transaction,” and “The Transaction—Opinions of Eaton’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ CITIGROUP GLOBAL MARKETS INC.
CITIGROUP GLOBAL MARKETS INC.

New York, New York

August 1, 2012